Contract
                            for the Joint Venture of
                        Yantai Gold Electronic Co., Ltd.



                                 Sept. 10, 1993
                             Muping, Shandong, China

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                                 Total Pages: 20

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                                    Contents

Chapter 1                  General Provisions

Chapter 2                  Parties to the Joint Venture

Chapter 3                  Establishment of the Joint Venture Company

Chapter 4                  Purpose, Scope and Scale of Production and Business

Chapter 5                  Total Amount of Investment and
                           Registered Capital

Chapter 6                  Responsibilities of Each Party to the Joint Venture

Chapter 7                  Selling of Products

Chapter 8                  The Board of Directors

Chapter 9                  Business Management Office

Chapter 10                 Purchasing of Equipment

Chapter 11                 Technology

Chapter 12                 Labor management

Chapter 13                 Taxes, Finance and Audit

Chapter 14                 Force Majeure

Chapter 15                 Duration of the Joint Venture

Chapter 16                 The Disposal of Assets after Expiration of the
                           Duration

Chapter 17                 Insurance

Chapter 18                 The Amendment, Alteration and Discharge


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                           of the Contract

Chapter 19                 Liabilities for Breach of Contract

Chapter 20                 Applicable Law

Chapter 21                 Language

Chapter 22                 Settlement of Disputes

Chapter 23                 Effectiveness of the Contract and Miscellany

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Chapter 1  General Provisions

In accordance with "The Law of People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant Chinese laws and regulations, Muping Gold Industry Company, Xianyang Pianzhuan Group Corp. and Tomei Trading Co., Ltd. adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise in Muping County, Shandong Province, the People's Republic of China. The contract is worked out thereunder.


Chapter 2  Parties to the Joint Venture

Article one

Parties of this Contract are as follows:

Muping Gold Industry Company (herein after referred to as Party A) registered with Muping County of Yantai City in Shandong Province in China and its legal address is at No 32 Government Avenue, Muping County, Shandong Province, China.

Legal Representative:                       Name:             Lin, Le Ting
                                            Position:         General Manager
                                            Nationality:      P.R. China

Xianyang Pianzhuan Group Corp. (herein after referred to as Party B) registered with Yantai in China and its legal address is at )Xianyang City, China.

Legal Representative:                       Name:             Du, Qing Song
                                            Position:         President
                                            Nationality:      P.R. China

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Tomei Trading Co., Ltd. (herein after referred to as Party C) registered in
Japan. Its legal address is at 1-7-4 Irakiku Bldg., Daimeiseki Avenne, Akaishi City, Japan.

Legal Representative:               Name:            Jin, Cheng Hu
                                    Position:        President
                                    Nationality:     Japan

Chapter 3 Establishment of the Joint Venture Company

Article Two
In accordance with "the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant Chinese Laws and regulations, the Parties to the joint venture agree to joint venture limit liability company. (herein after referred to as the Joint Venture Company.)

Article Three
The name of the joint venture company is Yantai Gold Electronic Co., Ltd.

The legal address of the joint venture company is at West Street of Beiguan, Muping, Shandong, China.

Article Four
All activities of the joint venture company shall be governed by the laws, decrees and pertinent rules and regulations of the People's Republic of China.

Article Five
The organization of the joint venture company is a limited liability company. Each party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contribution to the registered

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capital.

Chapter 4 Purpose, Scope and Scale of Production and Business

Article Six
The purpose of the parties to the joint venture is in conformity with wish of enhancing the economic cooperation and technical exchange to improve the product quality, develop new products and gain competitive position in the world market in quality and price by adopting advanced and appropriate managing methods, and ensure satisfactory economic benefits for each investor.

Article Seven
The productive and business scope of the joint venture company is to produce and sell deflection yokes and other electronic products; provide maintenance service after the sales of the products; and study and develop new electronic products.

The production scale of the joint venture company put into operation is one million deflection yokes per year, including 400,000 pieces of 14", 400,000 pieces of 20" and 200,000 pieces of 21" deflection yokes. The capacity should be increased to 2,600,000 pieces from the year of 1995.

Article Eight
Quality of the products of the joint venture should accord with the standard provided by Party B as attached for the exporting deflection yokes to Korea.


Chapter 5 Total Amount of Investment and Registered Capital

Article Nine

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The total amount of investment of the joint venture company is RMB28,528,000
(equals US$4,961,400). The contribution to the joint venture by the Parties is RMB21,860,000 (equals US$3,801,700), which will be the registered capital of the joint venture company, of which each party shall respectively contribute:

Party A: RMB6,550,000 (equals US$1,139,100), accounting for thirty percent;

Party B: RMB9,850,000 (equals US$1,713,000), accounting for forty-five percent;

Party C:          US$949,600, accounting for twenty-five percent.

Article Ten

Both Party B and Party C will contribute the following as their investment:

The cash RMB6,550,000 contributed by Party A will be used on purchasing and leasing land, working place, power facilities, assistant apparatus and as part of the working capital.

The total contribution of Party B will be RMB9,850,000 composed of technical know-how and RMB9,170,000 cash which will be used on purchasing equipment.

Party C will contribute the imported equipment and cash, which altogether amounts to US$949,600.

Article Eleven
Each Party will contribute its complete investment to the joint venture company according to their share proportion within 3 months since the date of issuing of the Business License of the joint venture company. An accountancy registered in China shall be invited by the joint venture to verify the contribution and issue a capital verification report, according to which the joint venture company will provide each party with the Investment Certificate with the signature of both the chairman and vice-chairman of the Board of the Directors.

Article Twelve

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The registered capital of the joint venture company shall not be reduced within the term of the joint venture.

In case either Party to the joint venture intends to increase or assign his investment subscribed to a third party, consent shall be obtained from the other party to the joint venture in advance, approval from the examination and approval authority is required.

Article Thirteen
When one party to the joint venture assigns his investment, the other party has preemptive right on it. If the other parties presents no written reply within 30 days, the right will be automatically abolished and the Party will have the right to transfer its interests without giving any more favorable conditions to the forth party, otherwise, the transfer will be regarded invalid.


Chapter 6 Responsibilities of Each Party to the Joint Venture

Article Fourteen
Each Party shall be respectively responsible for the following matters:
Responsibilities of Party A:

1. Handling of applications as per agreed by the Parties for approval, registration, business license and other matters concerning the establishment of the joint venture company from relevant departments in charge in China;

2. Handling of applications to the land administration authorities for the right to use the land.

3. Assisting the joint venture company in contacting and settling the fundamental facilities such as water, electricity, transportation, etc.;

4. Assisting the joint venture company in importing equipment, transportation means and office facilities;

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5. Handling the application and construction of the utilities including water, power, fuel and communication devices;

6. Assisting the joint venture in recruiting local personnel, technical personnel, workers, and other personnel needed;

7. Handling other affairs entrusted by the joint venture company.

Party B:

1. Contributing cash cash as agreed in article 9, 10 and 11.

2. Handling installation and technical commissioning of equipment and technical training in production to guarantee the quality of the product of the joint venture company as stipulated in article 8;

3. Providing the joint venture company with the market and technical information in domestic and abroad and assisting the Company in product design, development and sale.

4. Training the technicians and operators of the Company;

5. Other affairs entrusted by the joint venture company.

Party C:

1. Providing cash with the stipulations in article 9, 10 and 11;

2. Providing with market and technical information from abroad;

3. Assisting the joint-venture company in importing equipment, materials and spare parts and other affairs entrusted by the Company;

4. Exporting 80% of the total production of the joint venture company.

5. Handling other matters entrusted by the joint venture company.

Chapter 7 Selling of products

Article Fifteen

The product of the joint venture company will be sold both on domestic market and overseas markets, among which the types of 14"

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and 20" accounting for 80% of the total will be sold only to foreign market and the type of 21" will be partially supplied to domestic market.

Article Sixteen
The export of the joint venture will be conducted by Party C and Party B will aid the joint venture company in domestic sales. The type of 21" can be supplied to foreign market subject to the benefit of the joint venture company. In order to guarantee the export of its product, the joint venture company will commit with Party C an Agreement each year defining the types, specifications, quantity, price, quality, property, package, transportation and means of delivery, etc. The agreement will become effective upon notary by the Chinese notarying office.

The price of the products to be sold is to be decided by the general manager and deputy general manager within the limit settled by the Board of Directors according to the market price and the quality of the product. The joint venture as well as Party A and Party B has the right to agent the selling of the product in case the above parties offer better prices than Party C.

Article Seventeen
If the Price Administration Bureau of China has not settled the price for the products of the joint venture company for domestic sales, the joint venture has the right to decide the price by its self and present to the Bureau for registration, otherwise the provisions shall be followed without any breach.

Article Eighteen
The trade mark of the joint venture's products is decided by the board of directors.

Chapter 8 The Board of Directors

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Article Nineteen

The date of registration of the joint venture company shall be the date of the establishment of the board of the joint venture company.

Article Twenty

The Board of Directors are composed of 5 directors, of which 2 shall be appointed by Party A, 2 shall be appointed by Party B and 1 shall be appointed by Party C. The chairman of the Board shall be appointed by Party B, and its vice-chairman of 2 will be appointed by Party B and Party C respectively. The term of office for the directors, chairman and vice-chairman is 4 years. Their term of office may be renewed if continuously appointed by the relevant Party.

Article Twenty-one

The highest authority of the joint venture company shall be its board of directors. It shall decide all major issues concerning the joint venture company. Unanimous approval shall be required before any decisions are made concerning major issues, in details: 1. Amendment to the Contract and Articles of Association of the joint venture company; 2. Termination of the joint venture; 3. Increase or transfer of capital; 4. Merge of the joint venture to other economic organizations; 5. Import of equipment of the joint venture company; 6. Price policy of the product of the joint venture; 7. Other matters requiring unanimous approval according to the Board of Directors.

As for other matters approval by majority or a simple majority shall be required.

Article Twenty-two

The chairman of the board is the legal representative of the joint venture company. Should the chairman be unable to exercise his responsibilities for some reasons, he shall authorize the vice-chairman or any other director to represent the joint venture company temporarily.

Article Twenty-three

The board of directors shall convene at least one meeting every year.


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The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than one-third of the total number of directors. Minutes of the meetings written in Chinese shall be placed on file.

Chapter 9 Business Management Office

Article Twenty-four

The joint venture company shall establish a management office which shall be responsible for its daily management. The management office shall have a general manager, appointed by Party A and a deputy manager recommended by party B. The general manager and his deputy general manager, whose term of office is 4 years, shall be invited by the board of directors.

Article Twenty-five

The responsibility of the general manager is to carry out the decisions of the board meeting and to organize and conduct the daily management of the joint venture company. The deputy general managers shall assist the general manager in his work. Several department managers may be appointed by the management office, who shall be responsible for the works in various department respectively, handle the matters handed over by the general manager, and shall be responsible to them.

Article Twenty-six

The general manager and deputy general manager shall not participate in any activities of other economic organizations concerning commercial competition to the joint venture company.

Article Twenty-seven

In case of graft or serious dereliction of duty on the part of the general manager and deputy general managers, the board of directors shall have the power to dismiss them at any time.

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Chapter 10 Purchasing of Equipment

Article Twenty-eight

In its purchase of required raw materials, fuel, parts, means of transportation and articles for office use, etc., the joint venture company shall give first priority to purchase in China if quality and price are suitable.

Article Twenty-nine

Each Party shall provide the joint venture company with the equipment required as in the appendix. The premises invested by Party C shall be new and practicable for the joint venture company and will be valued according to the estimation of the Commodity Inspection Bureau of China.

Article Thirty

In case of the required goods for the joint venture company are not available in China on time, the joint venture company may entrust Party C to purchase equipment in overseas markets, but the model, price and quality of the goods to be purchased shall gain approval from Party A and Party B in advance.


Chapter 11 Technology

Article Thirty-one

In order to obtain the advanced technology to achieve the goal and scale of the joint venture company as stipulated in article 4, the parties agreed agreed as follows concerning the design, production process, testing method, quality standard and training of personnel of the joint venture company:


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1. Party B shall guarantee the technology including process, testing method, inspection and sales system provided by it is complete, accurate and reliable, which can realize the production capacity and quality of the product required in the Contract to achieve the goal of the joint venture.

2. Party B shall guarantee that the technology provided was the advanced one introduced from Toshiba and improved, the choice of equipment will match the requirement of the operating process.

3. Party B shall guarantee to send its technicians, engineers, skillful operators and management officers as well as the technical data and other detailed information to the joint venture company in the agreed period.

4. In the term of the Contract, Party B shall keep the joint venture company informed of every improvement and change of its technology and have the operators and engineers of the joint venture company master the technology.

5. Party B shall guarantee the technology provided is in his legally possession to offer with the price without offending any right of the others.


Chapter 12 Labor Management

Article Thirty-two

Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards of the joint venture company shall be drawn up between the joint venture company as a whole or individual employees accordance with the "Regulations of the People's Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment" and its implementation rules.

The labor contracts shall, after being signed, be filed with the local labor management department.

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Article Thirty-three

The appointment of high ranking administrative personnel recommended by all parties, their salaries, social insurance, welfare and the standard of traveling expenses, etc. shall be decided by the meeting of the Board of Directors.

Article Thirty-four

The salaries, social insurance, welfare standard shall be decided by the Board of Directors according to the relevant laws of the People's Republic of China and subject to the economic situation of the joint venture company.

Chapter 13 Taxes, Finance and Audit

Article Thirty-five

The joint venture company shall pay taxes in accordance with the stipulations of Chinese laws and other relevant regulations.

Article Thirty-six

Staff members and workers of the joint venture company shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China"

Article Thirty-seven

Allocations for reserve funds, expansion funds of the joint venture company and welfare funds and bonuses for staff and workers shall be set aside in accordance with the stipulations in "The Law of People's Republic of China on Joint Ventures Using Chinese and Foreign Investment". The annual proportion of allocations shall be decided by the board of directors according to the business situations of the joint venture company.

Article Thirty-eight

In the first three months of each fiscal year, the manager shall prepare

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previous year's balance sheet, profit and loss statement and proposal regarding the share of profits, and submit them to the board of directors for examination and approval.

Article Thirty-nine

The fiscal year of the joint venture company shall be from January 1 to December
31. All vouchers, receipts, statistic statements and reports, account books shall be written in Chinese. (English language will be used concurrently for main documents.)

Article Forty

The joint venture company will use RMB Yuan as the basic accounting unit. The exchange rate of RMB to other monetary units will accord with the exchange rate promulgated on the day of actual conversion by the State Foreign Exchange Administration Bureau.

Article Forty-one

Financial checking and examination of the joint venture company shall be conducted by an auditor registered in China and reports shall be submitted to the board of directors and the general manager.

In case any Party considers it necessary to employ a foreign auditor registered in another country to undertake annual financial checking and examination, the other parties shall give their consent. All the expenses thereof shall be borne by the Requesting Party.


Chapter 14 Force Majeure

Article Forty-two

Should either of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire and war and other unforeseen events, and their happening and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by cable without any delay, and within 15 days thereafter provide the detailed information of the

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events and a valid document for evidence issued by the relevant public notary organization for explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 15 Duration of the Joint Venture

Article Forty-three

The duration of the joint venture company is 10 years. The establishment of the joint venture company shall start from the date on which the business license of the joint venture company is issued.

Article Forty-four

An application for the extension of the duration, proposed by all three parties and unanimously approved by the board of directors, shall be submitted to the Ministry of Foreign trade and Economic Cooperation of the People's Republic of China (or the examination and approval authority entrusted by it) six months prior to the expiry date of the joint venture.

Chapter 16 The Disposal of Assets After Expiration of the Duration

Article Forty-five

Upon the expiration of the duration termination before the date of expiration of the joint venture, liquidation shall be carried out in accordance with the proportion of investment contributed by Party B and Party C.

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Chapter 17 Insurance

Article Forty-six

Insurance policies of the joint venture company on various kinds of risks shall be under written with the insurance company of China. Types, value and duration of insurance shall be decided by the board of directors in accordance with the stipulations of the People's Republic of China.

Chapter 18 The Amendment, Alteration and Discharge of the Contract

Article Forty-seven

The amendment of the contract or other appendixes shall come into force only after the written agreement is signed by Party A, Party B and Party C and approved by the original examination and approval authority.

Article Forty-eight

In case of inability to fulfill contract or to continue operation due to heavy losses in successive years as a result of force majeure, the duration of the joint venture company and the contract shall be terminated before the time of expiration after being unanimously agreed upon by the board of directors and approved by the original examination and approval authority.

Article Forty-nine

Should the joint venture company be unable to continue its operations or achieve the business purpose stipulated in the contract due to the fact that one of the contracting parties fails to fulfill the obligations prescribed by the contract and articles of association, that party shall be deemed as unilaterally terminating the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract after being approved by the original

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examination and approval authority as well as to claim damages. In case Party B and Party C agree to continue the operation, the party who fails to fulfill the obligations shall cover the losses thus caused to the joint venture company.

Chapter 19 Liabilities for Breach of Contract

Article Fifty

Should either Party A, Party B or Party C fail to pay on schedule the contributions in accordance with the provisions defined in Chapter 5 of this contract, the breaching party shall pay to the other party 5% of the contribution starting from the first month after exceeding the time limit. Should the breaching party fail to pay after 3 months, 5% of the contribution shall be paid to the other party, who shall have the right to terminate the contract and to claim damages to the breaching party.

Article Fifty-one

Should all or part of the contract and its appendixes be unable to be fulfilled owing to the fault of one party, the breaching party shall bear the responsibilities thus caused. Should it be the fault of the parties, they shall bear their respective responsibilities according to actual situations.

Chapter 20 Applicable Law

Article Fifty-two

The formation of this contract, its validity, interpretation, execution and settlement of the disputes shall be governed by the related laws of the People's Republic of China.

Chapter 21 Language

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Article Fifty-three

The contract shall be written in Chinese version and in English version. Both languages are equally authentic. In the event of any discrepancy between the two afore-mentioned versions, the Chinese version shall prevail.

Chapter 22 Settlement of Disputes

Article Fifty-four

Any disputes arising from the execution of, or in connection with the contract shall be settled amicably through negotiation. In case no settlement can be reached through negotiation, the case shall be submitted to the China International Economic and Trade Arbitration Commission, Beijing, China, for arbitration in accordance with its rules of procedure. The arbitral award is final and binding on the parties.

Article Fifty-five

During the arbitration, the contract shall be executed continuously by the parties except for matters in dispute.


Chapter 23 Effectiveness of the Contract and Miscellany

Article Fifty-six
The appendixes drawn up in accordance with the principles of this contract are integral part of this contract, including the Articles of Association.

Article Fifty-seven
The contract and its appendixes shall be approved by the legal person

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representative of the parties and come into force beginning from the date of approval by the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China ( or its entrusted examination and approval authority).

Article Fifty-eight

Should notices in connection with any party's rights and obligations be sent by either Party B or Party C by telegram or telex, etc., the written letter notices shall be also required afterwards. The legal addresses of Party B and Party C listed in this contract shall be the posting addresses.

Article Fifty-nine

The contract is signed in Muping County, Shandong Province, P. R. China by the authorized representatives of the parties on Sept. 10, 1993.

Party A:          Muping Gold Industry Company

(Signature):      ...........................................................

Party B:          Xianyang Pianzhuan Group Corp.

(Signature):      ...........................................................

Party C:          Tomei Trading Co., Ltd.

(Signature):      ...........................................................

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